                                                                   EXHIBIT 10.32



                             [ARTHROTEK LETTERHEAD]




August 31, 2001

Morris Medical Inc. d/b/a Medex Surgical
ATTN: Ed Kraus
2300 Colt Road, Suite 300B
Plano, Texas 75075


Dear Ed:

This letter will confirm that the quota assigned to your Territory for fiscal year 2002 is $246,000. As set forth in Section Three of the Arthrotek Distributor Operations Policy Manual, you may earn a credit of fifteen percent (15%) of the amount of net sales increase in dollar growth over the prior fiscal year. As we have previously discussed, we will consider an increase to any Sample Account Annual Credit you earn based on sales during fiscal year 2002 if sales in your Territory meet or exceed $246,000. In any event, the amount of the Annual Credit shall not exceed twenty (20%) percent of the amount of net increase in dollar growth over the prior fiscal year. This potential increase in the Annual Credit shall only be considered for fiscal year 2002.

We are also pleased to extend the following program in support of your sales efforts.

     Arthrotek will provide your distributorship with a one-time credit of $5,000 to be used to attend surgical training labs and travel for you and surgeons in your territory to Arthrotek-sponsored meetings within the two-year time period beginning October 1, 2001, the effective date of our Agreement. If the credit is not used prior to September 30, 2003, it will expire. You will be reimbursed for expenses up to $5,000 associated with such training labs only after the submission and approval of expenses and receipts to Arthrotek. To be eligible for reimbursement, all travel arrangements must be made through Biomet's travel department. The foregoing provisions in no way affect or limit Arthrotek's right to terminate our relationship pursuant to Section 5 of our Letter Agreement effective October 1, 2001.

Ed, we are confident that the above-mentioned tour program will enhance your distributorship's long term performance. If you have any questions regarding this matter, please do not hesitate to give me a call. We look forward to a mutually rewarding relationship.


Very truly yours,


David A. Nolan, Jr.
Vice President - Sales & Marketing
Arthrotek, Inc.

Accepted and agreed to:




By: /s/ Ed Kraus                         Date:      09-04-01
   --------------------------                 -------------------
   Ed Kraus, President
   Morris Medical, Inc.

                             [ARTHROTEK LETTERHEAD]



August 31, 2001

Morris Medical Inc. d/b/a Medex Surgical
ATTN: Ed Kraus
2300 Colt Road, Suite 300B
Plano, Texas 75075


Dear Ed:

The purpose of this letter is to confirm our recent conversations concerning the terms and conditions under which Morris Medical, Inc. d/b/a Medex Surgical, a State of Texas corporation with its principal place of business at 2300 Colt Road, Suite 300B, Plano, Texas 75075 ("Distributor") will have the exclusive right to promote the sale of products of Arthrotek, Inc. ("Arthrotek") in the following counties in the State of Texas: Willbarger, Wichita, Clay, Archer, Baylor, Throckmorton, Young, Jack, Montague, Grayson, Stephens, Palo Pinto, Erath, Eastland, Comanche, Hood, Bosque, Hill, Ellis, Johnson, Parker, Tarrant, Wise, Denton, Navarro, Fannin, Lamar, Bowie, Caas, Titus, Franklin, Hopkins, Hunt, Collin, Cooke, Dallas, Rockwall, Kaufman, Henderson, Van Zendt, Raine, Wood, Cherokee, Freestone, Anderson, Nacogdoches, Shelby, Panola, Smith, Gregg, Upshur, Red River, Morris, Camp, Delta, Marion, Harrison, Rusk, Somervell (the "Territory") effective October 1, 2001. The terms and conditions governing our relationship are as follows:

1. Scope. It is important that Distributor understands that it will be acting as a commission sales representative for Arthrotek, although Arthrotek refers to such sales representative as "distributors." Distributor agrees to use its best efforts to promote the sale of products sold or marketed by Arthrotek under the "Arthrotek" trademark ("Arthrotek Products"), and Arthrotek will pay to Distributor a commission on Arthrotek Products sold only in the Territory. It is understood and agreed that Arthrotek, in its sole discretion, shall determine what products constitute Arthrotek Products and such determination may be changed by Arthrotek from time to time.

2. Independent Contractor. Distributor is not a customer of Arthrotek. Distributor represents and acknowledges that it is an independent contractor and not an employee of Arthrotek. Distributor is not authorized to transact business, incur any obligations in the name of or for the account of Arthrotek, and shall not make any promise, warranty or representation with respect to Arthrotek Products or any other matter on Arthrotek's behalf. The Distributor will not be deemed an agent of Arthrotek for any purpose whatsoever and neither the Distributor nor any of its agents or employees will have any right or authority to assume or create any obligation of any kind, whether express or implied, on behalf of Arthrotek. This Agreement is not a franchise agreement and does not create a franchise relationship between the parties and if any provision of this Agreement is deemed to create a franchise between the parties, then this Agreement will be deemed null and void and will automatically terminate as if such provision had been deemed unenforceable by a court as provided in Section 23 of this Agreement. Distributor is not authorized to use the "Arthrotek" name or trademark as a part of Distributor's business without Arthrotek's prior written approval.

3. Acceptance, Merger, Integration, and Modification. Distributor's acceptance of this Agreement is limited exclusively to the acceptance of the terms and conditions set forth in this Agreement only. This Agreement, which includes all the terms and conditions hereunder, and all exhibits, manuals, policies, riders, and/or ancillary agreements attached hereto or incorporated herein, is intended to be the exclusive and final statement of the terms and understandings relative to the subject matter hereof, merging herein and superseding all prior negotiations and prior written or oral agreements between the parties as to the subject matter of this Agreement and our relationship. In the event there is a conflict between this Agreement and any materials incorporated hereto or herein by reference, the terms of this Agreement shall prevail.

4. Commission. Distributor will be entitled to the following commissions on all Arthrotek Products sold within the Territory as long as Distributor is a distributor of Arthrotek Products. Commissions shall be paid twice monthly.

     Beginning on the effective date of the Agreement and continuing until September 30, 2002, Arthrotek will pay Distributor guaranteed minimum monthly commissions in the following amounts during the following time periods:


   Time Period                            Guaranteed minimum monthly commission
   -------------------------------------- -------------------------------------
   October 1, 2001 - December 31, 2001              $8,000 per month
   January 1, 2002 - March 31, 2002                 $7,000 per month
   April 1, 2002 - May 31, 2002                     $6,000 per month
   July 1, 2002 - August 31, 2002                   $5,000 per month

     The guaranteed commissions outlined above shall be payable in equal bi-monthly payments. It is further understood that the guaranteed commissions represent the minimum amounts to be paid to Distributor and that prior to September 1, 2002, Distributor shall be entitled to receive the applicable guaranteed commissions or the commission that Distributor would otherwise receive pursuant to Arthrotek's standard commission rates, whichever is greater.

     Beginning October 1, 2002, commissions will be paid to Distributor in accordance with the standard Arthrotek commission rate in effect from time to time and shall be paid twice monthly. Notwithstanding the guaranteed commission set forth herein, this Agreement remains a 30 day terminable at-will Agreement as set forth in paragraph 5, and in the event of termination during the first year of this Agreement, the guaranteed commission will terminate thirty (30) days after Arthrotek provides written notice thereof. Commission rates may be changed by Arthrotek without Distributor's approval or consent.

5. Termination of Relationship. It is agreed and understood that either Arthrotek or Distributor may terminate this relationship by giving the other thirty (30) days' written notice of such termination. In the event of termination for cause, the relationship is immediately terminable at the election of Arthrotek without any prior notice whatsoever to Distributor. Without limiting Arthrotek's rights to terminate this relationship without cause, Distributor specifically understands and agrees that:

     a. Arthrotek will expect Distributor to operate in accordance with all Arthrotek distributor policies and procedures as the same are established or revised by Arthrotek from time to time, and Distributor's failure to operate in accordance with such policies and procedures may result in the termination of Arthrotek's relationship with Distributor.

     b. During the term of this relationship, Distributor shall maintain a competent and aggressive sales force to market and sell Arthrotek Products. Distributor and Distributor's sales associates are expected to participate in such training programs, sales meetings and conventions designated by Arthrotek from time to time.

     c. Sales of Arthrotek Products in the Territory are expected to equal or exceed the sales quota established by Arthrotek for the Territory for each and every fiscal year of Arthrotek, and the percentage increase for each fiscal year in sales of Arthrotek Products in each Territory is expected to equal or exceed the percentage increase for each fiscal year in total Arthrotek sales in the United States. As Distributor can understand, failure to achieve these performance objectives may, at Arthrotek's election, result in the reduction of the Territory assigned to Distributor or termination of this relationship.

     d. During the term of this relationship, Distributor and Distributor's officers, employees, sales associates or independent contractors selling Arthrotek Products on Distributor's behalf shall devote their best efforts in marketing, promoting and selling Arthrotek Products. Furthermore, Distributor, Distributor's officers, employees, sales associates and independent contractors selling Arthrotek Products on Distributor's behalf shall not be engaged in any business activity or employment whether or not it competes with the sale of Arthrotek Products and whether or not such business activity or employment is for remuneration without the express written consent of Arthrotek. Distributor expressly agrees that it shall not be engaged in any business or employment activity that involves the sale, marketing, promotion or representation of a line of products which, in Arthrotek's sole discretion, are competitive with those products of Biomet Orthopedics, Inc., whether or not such activity is for remuneration. Notwithstanding the foregoing, Arthrotek is aware that Distributor currently represents the following product lines: Acumed, KMI, Neurometrix and Generation II and Arthrotek consents to Distributor's ongoing representation of such lines.

     e. Distributor shall not engage in any fraudulent conduct or misrepresentation in any dealing with Arthrotek, the customers of Arthrotek, or with others concerning Arthrotek Products.

     f. Distributor represents that Ed Kraus, Robert Kraus and members of his immediate family are the sole shareholders of Morris Medical, Inc. d/b/a/ Medex Surgical; and that all management and control are vested in Ed Kraus. If there is any change in the control, ownership or management Morris Medical, Inc. d/b/a Medex Surgical, including the death of Ed Kraus or Robert Kraus, Arthrotek may immediately terminate this relationship.

     g. If Distributor fails to pay any indebtedness to Arthrotek when due, Arthrotek may immediately terminate this relationship.

     h. Neither Distributor nor any of Distributor's sales associates shall engage in unethical or illegal business practices or otherwise conduct Distributor's business in a manner that adversely affects the reputation or business of its distributorship or Arthrotek or the goodwill inherent in Arthrotek's products.

     i. Distributor will receive and review copies of Arthrotek's Code of Business Conduct and Fraud and Abuse Compliance Program and attend a minimum of one hour of compliance training provided by the Company. Distributor will also establish a compliance policy for its distributorship that is consistent with the Company's Fraud and Abuse Compliance Program and Distributor will furnish a copy of its policy to the Company and agree to abide by it and enforce it in providing services under this Agreement.

6. Remedies in the Event of Default or Termination. In the event of default by Distributor and/or Distributor's termination for cause under the preceding Paragraph 6, Arthrotek shall, in addition to any and all remedies at law or in equity, be afforded all of the remedies of a secured party under the Uniform Commercial Code of the State of Indiana. In the event of a default by Distributor and/or Distributor's termination for cause, Arthrotek may, in addition to pursuing any of the remedies provided by law, equity or as set forth in this agreement, refuse to provide any Arthrotek Products or services under this Agreement or otherwise and may immediately cancel this Agreement and any pending orders without liability to Distributor. Moreover, in the event of default by Distributor and/or Distributor's termination, with or without cause, Arthrotek may immediately, without notice or demand, declare all debt or payments due it, (for inventory, instruments or otherwise) including any principal balance remaining unpaid and all unpaid interest thereon, immediately due and payable in full, and may further offset any amounts due Distributor (for commission or otherwise) to satisfy the accelerated indebtedness due Arthrotek. To the fullest extent permitted by law, Arthrotek's rights and remedies under this Agreement and otherwise shall be cumulative and not exclusive.

7. Non-Compete. During the term of this Agreement and for a period of one (1) year following the termination of this Agreement by either party, neither Distributor nor Distributor's officers, employees, sales associates or independent contractors, including Ed Kraus, Robert Kraus, shall, directly or indirectly, on Distributor's own or on behalf of any other person, whether as owner, employee, agent, consultant or in any other capacity, engage in or enter into any compensation arrangement relating to the manufacture, distribution, promotion or sale of products which directly compete with Arthrotek Products. The geographic scope of this restriction shall be limited to the Territory. In addition to all legal and equitable remedies available to Arthrotek, Arthrotek shall also be entitled to seek and obtain a restraining order and/or an injunction from any court of competent jurisdiction to specifically enforce this covenant and to restrain any actual or threatened violation of this covenant, and it shall also be entitled to recover from Distributor its reasonable attorneys' fees and other costs associated with any such successful proceeding. Distributor expressly agrees that the terms of this non-compete provision shall inure to the benefit of and can be enforced by the successors and assigns of Arthrotek. Distributor likewise agrees that (a) a breach of this non-compete covenant may and could cause Arthrotek irreparable harm which may not be compensated for by money damages alone, and (b) this non-competition covenant is reasonable and protects the legitimate business interests of Arthrotek.

8.  No-Hire Covenant. During the term of this Agreement and for a period of one
(1) year following the termination of this Agreement by either party, Distributor and Distributor's employees and independent contractors promoting the sale of Arthrotek Products, including Ed Kraus, Robert Kraus, shall not, in any capacity or for anyone other than Arthrotek, directly or indirectly, without the prior written consent of Arthrotek, induce or attempt to induce any employee to terminate his or her employment with Arthrotek or Arthrotek's successors, affiliates, subsidiaries, or recruit, solicit, entice, or take away or assist others in recruiting, soliciting or hiring any person who is, or within the preceding one (1) year was, an employee, representative, or consultant for Arthrotek or Arthrotek's subsidiaries, successors or affiliates.

9. Extension of Time Period for Restrictive Covenants. If Distributor breaches the covenants set forth in either paragraphs 7 or 8 of this Agreement, the time periods set forth in paragraphs 7 and 8 shall be extended by the period of time between termination of this Agreement and the date a court of competent jurisdiction enters an injunction restraining further breach of the covenant.

10. Essential Nature of Restrictive Covenants. Distributor acknowledges that the restrictive covenants contained in paragraphs 7 and 8 of this Agreement are essential. Independent elements of this Agreement and that, but for Distributor's agreement to comply with them, Arthrotek would not have contracted to make Distributor an Arthrotek distributor. Accordingly, the existence of any claim Distributor may have against Arthrotek, whether based on this Agreement or otherwise, shall not operate as a defense to Arthrotek's enforcement of the covenants contained in paragraphs 7 and 8 of this Agreement.

11. Confidential Information. Distributor recognizes that, because of the nature of Arthrotek's business, Distributor and Distributor's organization will, during the term of this Agreement become acquainted with Arthrotek's customers and will be given access to certain confidential information related to Arthrotek's customers and to certain other valuable proprietary information of a confidential nature which is developed, compiled and utilized by Arthrotek in its business. Distributor and the members of Distributor's organization shall not, during the term of this Agreement or thereafter, disclose any item of Confidential Information of Arthrotek to any third party or use any such item for Distributor's benefit or for the benefit of any third party without the prior written consent of Arthrotek, until such time as such Confidential Information shall have properly become known to the general public. For purposes of this Agreement, the term "Confidential Information" shall mean and refer to, without limitation, (a) any information or documentation maintained as confidential or secret, or of a trade secret or confidential nature which is required to be maintained as such for continued success of the business of Arthrotek, or (b) any information identifying the customers to whom Arthrotek sells its products, including but not limited to product or customer requirements, customer needs, customer idiosyncrasies, customer preferences or practices, pricing information, discount schedules and related information.

12. Inventory and Excess Distributor Inventory Charges. An inventory of Arthrotek Products will be consigned to Distributor with the understanding that such inventory shall be subject to excess inventory and restocking charges as set forth in the Arthrotek Distributor Policy Manual as revised by Arthrotek from time to time. Distributor agrees that the determination of Arthrotek Product inventory levels in Distributor's possession is subject to the control of Arthrotek, and that Arthrotek at any time may request the return of any Arthrotek Product held by Distributor. Distributor shall be responsible for all consigned Arthrotek Products entrusted to Distributor's care by Arthrotek, and Arthrotek reserves the right to debit Distributor's commission account for the Arthrotek Product list price less commission for the replacement, repair or refurbishment of any such Arthrotek Product lost or damaged, regardless of whether or not such loss or damage was caused by Distributor. Distributor likewise agrees to insure, at Distributor's expense, all such inventory and shall name Arthrotek as an additional insured on all such policies of insurance. It is understood and agreed that title to all Arthrotek Products within Distributor's possession or control shall at all times remain with Arthrotek. Distributor shall maintain control of all inventory of Arthrotek Products and permit Arthrotek access to said inventory at any reasonable time during regular business hours for purposes of inspection or audit. At Arthrotek's request, Distributor will provide Arthrotek with a physical inventory and/or accounting of all such Arthrotek Products. Distributor shall establish and maintain an inventory control procedure, as directed by Arthrotek at Distributor's expense, including, but not limited to, the acquisition of computer hardware and software.

13. Sample Account. Purchases of and payment for items on Distributor's sample account will be made in accordance with the Distributor Policy Manual. Upon termination, any sample account balance shall become immediately due and payable to Arthrotek and may be affect against any amount due Distributor, as specifically set forth in Paragraph 6 of this Agreement.

14. Allocation of Arthrotek Products. Distributor understands that Arthrotek supplies products to numerous distributors throughout the world and faces fluctuations in the demand for its products, and that there are a variety of factors which Arthrotek may properly take into account in allocating products to its distributors. Arthrotek reserves the right to allocate products among its distributors in whatever manner it deems to be in its best interests. In no event shall Arthrotek be liable to Distributor for any loss of profits, loss of business, expenses or costs arising from or alleged to arise from any failure to supply or delay in supplying Arthrotek products, or for any consequential, contingent, incidental or special damages caused or alleged to be caused from such failure or delay.

15. Instruments. Instrument costs are considered to be a part of Distributor's normal cost of doing business and shall be paid to Arthrotek promptly. Arthrotek subsidizes, in part, the cost of these instruments through discounts and other programs. Arthrotek is under no obligation to repurchase instrumentation from Distributor upon Distributor's retirement or the termination of this relationship. Likewise, Distributor is under no obligation to sell Distributor's instruments back to Arthrotek. If, however, Arthrotek chooses to offer to repurchase Distributor's instrumentation, the following guidelines will apply:

At the time of termination or resignation, it is agreed that Distributor's instruments will be valued based on the following depreciation schedule:


          Instrument Age           Repurchase Value to Arthrotek
          --------------           -----------------------------
          0 to 1 year              100% of purchase price
          1 to 2 years             75% of purchase price
          2 to 3 years             50% of purchase price
          3 to 4 years             25% of purchase price
          4 years or more          No value


If no sales history is available for an item, the manufacture date determined from the item's lot number will be used to determine the age of the instrument. If no lot number is available, no credit will be issued. All instruments must be in working condition. No credit will be issued on any broken or modified instrumentation. The total dollar amount of used instruments sold back to Arthrotek by Distributor will be credited against any debt on Distributor's instrument account or any other debt obligation owing to Arthrotek. Any remaining sum will be paid to Distributor.

16.  Assignment.

     a. No Right of Assignment. It is further understood and agreed that this is an agreement for the personal services of the shareholder of Distributor and that Distributor does not have the authority to assign any rights or obligations hereunder to any other person; provided, however, that Distributor may retain the services of sales associates, clerical personnel and other employees to affect the purposes of this letter Agreement.

     b. Arthrotek's Right of Assignment. Notwithstanding any provision to the contrary, Distributor agrees that Arthrotek, in its sole discretion, has the authority to assign its rights and obligations under this Agreement and this Agreement shall inure to the benefit of Arthrotek's successors and assigns.

17.  Limitation of Liability and Waiver of Punitive Damages.

     c. Limitation of Arthrotek's Liability. To the fullest extent permitted by law, Arthrotek's entire liability, if any, to Distributor for any controversy, action, cause of action, demand, claim, or dispute (in tort, contract or otherwise), is limited solely to the amount of commission earned by Distributor during the twelve months immediately prior to the commencement of dispute resolution proceedings (described more fully in Paragraph 18), or the amount of actual compensatory damages, whichever is the lesser amount. Notwithstanding the foregoing, Arthrotek shall not, in any event, be liable for indirect, special, incidental or consequential damages; lost profits; damage to business reputation or business interruption, arising under, or as a result of the breach of this Agreement or otherwise. The limitation of liability set forth herein does not affect any other provision of this Agreement and creates no substantive rights of action against Arthrotek.

     b. Mutual Waiver of Punitive Damages and Claims. To the fullest extent permitted by law, the parties waive and relinquish any and all claims, actions or causes of action, whether present, future or contingent, for exemplary, statutory or punitive damages in excess of compensatory damages. The arbitrator(s) is divested of any power to award any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any other amount in excess of compensatory damages.

18.  Dispute Resolution.

     a. Scope. Any controversy, demand, claim, dispute, action, cause of action arising from or in any way connected with this Agreement, the breach, termination or invalidity thereof, or the commission sales representative relationship between or among the parties, whether in tort, contract or otherwise, including, but not limited to, all fraud claims, statutory claims, claims under any dealer or franchise act antitrust claims, or any other civil claims or causes of action of any kind or nature (collectively referred to as a "dispute"), arising at any time, shall be fully and finally resolved according to the dispute resolution procedures set forth in this Paragraph 18, which are the sole and exclusive procedures for the resolution of any and all disputes.

     b. Dispute Resolution Procedures. The parties will attempt in good faith to resolve any dispute in accordance with the following mediation and/or arbitration procedures. If a dispute arises between or among the parties, the parties agree to exclusively use the following procedures:

          i. Notice of Claim. All disputes shall be commenced by filing a written Notice of Claim with the other party. The Notice of Claim shall fully set forth the bases of the dispute and relief sought.

          ii. Initial Meeting. Upon the filing of a Notice of Claim, a meeting (the "Initial Meeting") shall be held within thirty (30) days between the parties, attended by individuals with decision-making authority regarding or among the items in dispute, to attempt in good faith to negotiate a resolution to the dispute.

          iii. Mediation Under the CPR Rules. If, within twenty (20) days after such Initial Meeting, the parties have not succeeded in negotiating a resolution of the dispute, or if the parties failed to meet within thirty (30) days, the parties shall mediate the dispute under the CPR Model Mediation Procedures for Business Disputes then in effect. The parties will agree to a mediator with the assistance of CPR and the mediation will be held in South Bend, Indiana at a time and place to be determined by the Mediator.

          iv. Binding Arbitration Under the CPR Rules. Any dispute which has not been resolved by a non-binding procedure as provided herein within ninety (90) days of filing the Notice of Claim will be resolved by binding arbitration, which shall be commenced by filing a Notice of Arbitration under Rule 3 of the CPR Non-Administered Arbitration Rules. The entire dispute and all related disputes that the parties may have or possess shall, except as modified by Paragraph 17, be arbitrated in accordance with the CPR Non-Administered Arbitration Rules then in effect, by a sole arbitrator if the amount in controversy is less than one million dollars ($1,000,000), or if the amount in controversy exceeds one million dollars ($1,000,000), then by a three person arbitration panel. The selection of the arbitration panel shall be governed by the CPR Non-Administered Arbitration Rules. The arbitration panel shall consist of two party arbitrators appointed by each respective party, and a third arbitrator selected pursuant to Rule 5.3 of the CPR Non-Administered Arbitration Rules. If either party will not participate in a non-binding procedure, the other may initiate arbitration before expiration of the ninety (90) day period. The arbitration shall be governed by the United States Arbitration Act 9 U.S.C. Section 1-16; and judgment upon the award rendered by the arbitrator(s) may be entered by any court having competent jurisdiction. The place of arbitration shall be South Bend, Indiana.

          v. Time of Proceeding. It is the intent of the parties that, barring extraordinary circumstances, any arbitration shall be concluded within six months of the date the Statement of Claim is received by the arbitrator or arbitration panel. Unless the parties agree otherwise, once commenced, hearings shall be held five days a week, four weeks a month with each hearing data to begin at 9:00 a.m. and to conclude at 5:00 p.m. The parties may, upon agreement, extend these time limits, or the arbitrator(s) may, determine that the interest of justice otherwise requires a continuance. The arbitrator(s) shall use his, her or their best efforts to issue the final award or awards within a period of forty-five (45) days after closure of the proceedings. Failure to do so shall not be a basis for challenging the award.

          vi. Discovery. If the amount in controversy is less than Five Hundred Thousand Dollars ($500,000.00), the parties agree that discovery shall be limited and shall be handled expeditiously. Discovery procedures available in litigation before a court shall not apply in an arbitration if the amount in controversy is less than Five Hundred Thousand Dollars ($500,000.00). However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limit set and to the extent required by order of the arbitrator. If the amount in controversy is in excess of Five Hundred Thousand Dollars ($500,000.00), the parties shall be entitled to engage in reasonable discovery, including requests for the production of relevant documents. Depositions may be ordered by the arbitrator(s) upon a showing of need. All disputes regarding discovery shall be promptly resolved by the arbitrator(s) notwithstanding the amount in controversy.

          vii. Rules of Evidence. If the amount in controversy is less than Five Hundred Thousand Dollars ($500,000.00), strict rules of evidence shall not apply in an arbitration conducted pursuant to this Agreement. The parties may offer such evidence as they desire and the arbitrator shall accept such evidence as the arbitrator deems relevant to the issues and accord if such weight as the arbitrator(s) deems appropriate. If the amount in controversy exceeds Five Hundred Thousand Dollars ($500,000.00), the arbitrator(s) shall apply the Federal Rules of Evidence. The arbitrator or arbitration panel shall be the exclusive judge or judges of relevancy and materially notwithstanding the amount in controversy.

          It is the intent of the parties in all arbitrations that the testimony of witnesses shall be subject to cross-examination. Notwithstanding the above, it is agreed that the direct testimony of a witness may be submitted by sworn affidavit, provided that such affiant is subject to cross-examination.

          viii. Time Limitations on All Actions. Any claim, cause of action or dispute whether based on contract, tort or statutory violation shall be time barred unless the asserting party commences the dispute by tendering a written Notice of Claim with respect to such claim, cause of action or dispute within one year after the basis of such claim has arisen. The party against whom a timely Notice of Claim is asserted may plead a set-off, claims, dispute or counterclaim otherwise barred by the applicable statues of limitations set forth herein.

          ix. Provisional Remedies. The procedures specified in this Paragraph 18 shall be the sole and exclusive procedure for the resolution of disputes between or among the parties arising out of or relating to this Agreement; provided, however, that a party, without prejudice to the above procedure, may file to seek a preliminary injunction or other provisional, injunctive or equitable judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this Paragraph 18.

          x. Costs. The costs of dispute resolution, including the honoraria and expenses of the mediator, arbitrator or arbitration panel and secretary, if any, shall be borne by the parties in equal shares. The mediator, arbitrator(s) shall notify the participants, from time to time, of estimated amounts to be advanced in equal shares by the parties to meet all such anticipated expenses, and each party shall advance its share promptly. Each party shall bear its own costs and expenses, including attorneys' fees, experts' fees and other mediation or arbitration costs or expenses.

          xi. Confidentiality. The parties, mediator, arbitrator or arbitration panel shall treat all aspects of the dispute resolution proceedings including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential. No disclosures relating to arbitration or dispute resolution procedures shall be made unless required by law.

19. Notification of Product Complaints. All complaints received by Distributor with respect to Arthrotek Products shall be immediately communicated by Distributor to Arthrotek in accordance with Arthrotek's Product complaint policies and procedures in effect from time to time. Failure to promptly comply with this requirement shall void the indemnification set forth in Paragraph 18 hereof.

20. Indemnification by Arthrotek. Arthrotek agrees to defend, indemnify and hold Distributor harmless from and against any and all claims, damages and expenses including costs and attorneys' fees, arising from or alleged to arise from any deficiencies or defects in the design, manufacture, packaging or labeling of Arthrotek Products causing bodily injury (including death) or property damage to others; provided, however, that the foregoing indemnification excludes: any injury or liability for bodily injury or property damage that does not result from alleged deficiencies, defects or labeling of Arthrotek Product (e.g. any negligent conduct, misconduct, omission by Distributor or Distributor's sales associates as a part of the performance of Distributor's duties and obligations as a sales representative); any injury or liability for bodily injury or property damage which results from unauthorized warranties; any physical or chemical change made intentionally by Distributor with respect to the Arthrotek Product involved; a repackaging or relabeling of the Arthrotek Product involved; or unauthorized servicing, adjustments, tests or repairs of Arthrotek Product. Distributor understands that its failure to comply with the foregoing provision will not only constitute a breach of this Agreement thereby voiding this indemnification, but may also subject Distributor to personal product liability claims or liability under government regulatory standards.

21. Indemnification by Distributor. Distributor agrees to defend, indemnify and hold harmless Arthrotek, its officers, agents, employees, successors, and corporate affiliates from and against any and all claims, damages, and expenses, including costs and attorneys' fees, arising from or alleged to arise from (a) any breach by Distributor of any term or condition in this Agreement, (b) any act or omission of Distributor including all acts or omissions by Distributor in connection with Distributor's business operations, or (c) Distributor's misrepresentation, mishandling, alteration, modification, misuse or repackaging of Arthrotek Products. The foregoing indemnification shall apply whether such claim, damage or expense is, or is alleged to be caused in part by Athrotek's joint, several or comparative negligence; by Arthrotek's breach of contract or warranty; or any breach of duty by Arthrotek, or as a result of Arthrotek strict or other product liability.

22. Notices. All notices required to be given under the terms of this Agreement or which either of the parties may desire to give hereunder shall be in writing and shall be deemed to be given when personally delivered or sent by United States mail, postage prepared, to the parties at the addresses set forth in the preamble of this Agreement, or to such other persons or addresses as either party shall furnish to the other in writing.

23. Severability. Should any part of this Agreement be declared invalid or illegal by a court or other competent authority having jurisdiction over the matter and any party thereto, such decision shall not affect the validity of the remaining portion hereof and shall remain in full force and effect as if the invalid portion were never a part of this Agreement when it was executed.

24. Reasonableness of Terms. Arthrotek and Distributor stipulate and agree that the terms and covenants contained in this Agreement are fair and reasonable in all respects, including the time periods and geographical coverage, and that the restrictions contained herein are designed for the reasonable protection of Arthrotek's business and to ensure that Distributor do not engage in unfair competition with Arthrotek. In the event that a court of competent jurisdiction determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce the Agreement as so limited or modified.

25. Waiver of Breach. The waiver or failure of either party to exercise in any respect any right provided for under this agreement shall not be deemed to be a waiver of any future right hereunder.

26. Governing Law. This Agreement (including, but not limited to, the validity, performance, interpretation and enforcement thereof), the relationship established thereunder, and any dispute between us shall be governed by and subject to the internal laws (exclusive of conflicts of law provisions) and decisions of the courts of the State of Indiana.

27. Headings. The headings used herein are for convenience only and do not limit or expand the contents of this Agreement.

28. Summary. Distributor should carefully review the terms and conditions of this letter Agreement and the enclosures, which constitute a part of our relationship. The commitments and understandings set forth above will take effect only upon receipt of a copy of this letter (which has been enclosed for this purpose) signed by Distributor as evidence of Distributor's understanding of this agreement and Distributor's acceptance thereof.

Arthrotek is extremely pleased that Morris Medical, Inc. d/b/a Medex Surgical will be joining us as a Arthrotek distributor, and we look forward to a long and mutually successful business relationship.

MORRIS MEDICAL, INC. D/B/A             ARTHROTEK
MEDEX SURGICAL


     /s/ Ed Kraus                       /s/ David A. Nolan, Jr.
-------------------------              -------------------------
   Ed Kraus, President                 David A. Nolan, Jr.
                                       Vice President
                                       Sales & Marketing
   /s/ Robert Kraus
-------------------------
      Robert Kraus


I, Ed Kraus, have reviewed the terms of the foregoing Agreement, including the non-compete provisions and no-hire covenant contained in paragraphs 7 and 8, respectively, of the Agreement. I agree to be bound for myself individually with respect to the terms of paragraphs 7 and 8 of this Agreement.


                                       /s/ Ed Kraus
                                       ------------------------------
                                       Ed Kraus, Individually

                                ACKNOWLEDGEMENT

     As part of the letter agreement (the "Letter Agreement") between Distributor and Arthrotek entered into on even date herewith, a number of materials and items or information including, but not limited to, Distributor Policy Manual, Arthrotek's Code of Business Conduct, Arthrotek's Fraud and Abuse Compliance Program, Quota Schedules, Customer Sales Analysis, Price List, Territory Maps, and Product Catalogs will be provided to Distributor periodically.

     It is agreed that Distributor will return to Arthrotek, as requested, all Arthrotek items provided to Distributor immediately following Distributor's voluntary or involuntary termination as a Arthrotek distributor.

Accepted and agreed to:


By:  /s/ David A. Nolan, Jr.               Date:    9/10/01
    -------------------------------------        -------------
    David A. Nolan, Jr.
    Vice President - Sales & Marketing
    Arthrotek

By:  /s/ Ed Kraus                          Date:    9/10/01
    -------------------------------------        -------------
    Ed Kraus, President
    Morris Medical, Inc. d/b/a Medex Surgical

By:  /s/ Robert Kraus                      Date:    9/10/01
    -------------------------------------        -------------
    Robert Kraus

                          TRADEMARK LICENSE AGREEMENT

     Arthrotek, Inc. ("Arthrotek") hereby consents to the non-exclusive and non-transferable right to use Arthrotek's name and trademark in connection with the identification of the business of Morris Medical, Inc. d/b/a Medex Surgical ("Distributor") for as long as Distributor remains a Arthrotek distributor. Distributor's business is located in Plano, Texas. This Agreement may at any time and for any reason be terminated by Arthrotek without cause and without liability, and Distributor shall immediately cease and desist from using the Arthrotek name and trademark upon termination of this Agreement. Further, this Agreement shall automatically terminate upon any change in the control, ownership or management of Morris Medical, Inc. d/b/a Medex Surgical, including the death of Ed Kraus or if Distributor shall cease to serve as a Arthrotek distributor for any reason whatsoever. Distributor further agrees to take any action necessary to have official government records changed to effect said name change upon termination. Additionally, upon termination Distributor agrees to cease and desist from using any name or mark which is confusingly similar to Arthrotek name and trademark.

     Distributor understands and acknowledges ownership of the Arthrotek name and trademark in Arthrotek and agree to do nothing inconsistent with such ownership which shall inure to the benefit of Arthrotek. Nothing in this Agreement shall be construed to give any right, title or interest to Distributor in or to the Arthrotek name and trademark, except the right to use the Arthrotek name and trademark in accordance with this Agreement. It is also agreed that Distributor's use of the Arthrotek name and trademark shall conform to Arthrotek standards and only be in the form and manner prescribed by Arthrotek from time to time.

Accepted and agreed to:


By:  /s/ David A. Nolan                    Date:    9/10/01
    -------------------------------------        -------------
    David A. Nolan
    Vice President - Sales & Marketing
    Arthrotek

By:  /s/ Ed Kraus                          Date:    9/10/01
    -------------------------------------        -------------
    Ed Kraus, President
    Morris Medical, Inc. d/b/a Medex Surgical

By:  /s/ Robert Kraus                      Date:    9/10/01
    -------------------------------------        -------------
    Robert Kraus